Exhibit 99.1

TriVascular Technologies, Inc. Reports Fourth Quarter and Full Year 2014 Financial Results

Santa Rosa, CA, March 3, 2015 – TriVascular Technologies, Inc. (NASDAQ:TRIV), manufacturer of the Ovation Prime® Abdominal Stent Graft System, today reported financial results for the fourth quarter and year ended December 31, 2014.

Recent Accomplishments:

•	Fourth quarter revenue of $9.1 million, up 45.8% over the fourth quarter of 2013; Full year revenue of $31.8 million, growth of 63% compared to 2013
•	Fourth quarter gross margin of 63.5%, an increase from 52.3% in the fourth quarter of 2013
•	Received FDA and CE Mark approval of Ovation iX™ Iliac Limbs; commercial launch planned for the second half of 2015
•	Initiated the “LUCY” Study, designed to evaluate the Ovation advantages in women, a historically underserved patient population

“Our fourth quarter and full year 2014 results reflect strong performance, with meaningful progress and momentum toward making EVAR better, safer, and more widely available to patients. Entering 2015, our foundation is strong. We continue to execute on our core growth strategy of expanding the market and capturing share through initiatives such as the planned launch of our next generation Ovation iX Iliac Limbs, the initiation of the LUCY Study, and investments in physician training,” said President and Chief Executive Officer, Chris Chavez. “We remain focused on helping physicians improve the lives of patients suffering from aortic disease through research, manufacturing and service excellence.”

Fourth Quarter Financial Results

Revenue for the three months ended December 31, 2014 increased 45.8% to $9.1 million, from $6.2 million in the same period of the prior year.  This increase was primarily attributable to the growth of our U.S. business as our sales force continues to gain traction and customer utilization increases. Geographically, revenue in the United States was $6.4 million, an increase of 67.8% from the three months ended December 31, 2013. International revenue totaled $2.7 million, an increase of 11.3% from the three months ended December 31, 2013.  On a constant currency basis our international revenue increased 18.0% in the quarter.  Our U.S. and international businesses reported sequential revenue growth of 19% and 7.5%, respectively, in the fourth quarter of 2014 compared to the third quarter of 2014.

Gross margin for the fourth quarter of 2014 was 63.5%, up from 52.3% in the three months ended December 31, 2013. The increase in gross margin was primarily due to spreading our manufacturing overhead costs over higher production volumes.

Operating expenses for the fourth quarter of 2014 were $18.3 million, an increase of 21.6% compared to the fourth quarter of 2013. The increase in operating expenses was driven primarily by an increase in selling, marketing and general and administrative expenses.

Loss from operations for the fourth quarter of 2014 was $12.5 million, compared to $11.8 million for the fourth quarter of 2013. Net loss for the fourth quarter of 2014 was $14.5 million, compared to $13.5 million for the fourth quarter of 2013. Adjusted EBITDA, a non-GAAP measure, was a loss of $11.8 million for the fourth quarter of 2014.

Cash and cash equivalents and short term investments were $79.0 million as of December 31, 2014.

Full Year 2014 Financial Results

Revenue for the year ended December 31, 2014 increased 63% to $31.8 million, from $19.5 million for 2013.  For the year, U.S. revenue increased 103% to $21.5 million and international revenue increased to $10.3 million, reflecting growth of 15.7%.

Gross margin for the year ended December 31, 2014 was 56.5% compared to 40% for 2013.  Operating expenses for 2014 were $68.0 million compared to $51.7 million for 2013.

For the full year 2014, loss from operations was $50.0 million, net loss was $57.4 million and Adjusted EBITDA was a loss of $48.4 million.

2015 Financial Guidance

TriVascular anticipates revenue for full-year 2015 to be in the range of $45 million to $49 million, reflecting year-over-year growth of approximately 42% to 54% over 2014.  Gross margin is expected to be between 63% and 65%.

Conference Call

Management will host an investment community conference call today beginning at 1:30 p.m. PT / 4:30 p.m. ET. Individuals interested in listening to the conference call may dial (844) 831-3024 for domestic callers or (315) 625-6887 for international callers (Conference ID: 74086167), or access the webcast on the “Investors” section of the Company’s web site at: www.trivascular.com. The webcast will be available on the Company’s web site for 14 days following the completion of the call.

Use of Non-GAAP Financial Measures

This press release includes the non-GAAP financial measure of Adjusted EBITDA and of constant currency revenue growth percentage. We evaluate our results of operations on both an as reported and a constant currency basis. The constant currency presentation, which is a non-GAAP measure, excludes the impact of fluctuations in foreign currency exchange rates. We believe providing constant currency information provides valuable supplemental information regarding our results of operations, consistent with how we evaluate our performance. We calculate constant currency percentages by converting our prior-period local currency financial results using the current period exchange rates and comparing these adjusted amounts to our current period reported results. We define EBITDA as net loss plus interest expense, income tax expense, and depreciation and amortization. We define Adjusted EBITDA as EBITDA plus stock-based compensation expense and the change in value of our warrants. For a reconciliation of Adjusted EBITDA to the most comparable GAAP financial measure of net loss, please refer to the table appearing at the end of this press release. We present Adjusted EBITDA because we believe it is a useful indicator of our operating performance. Our management uses Adjusted EBITDA principally as a measure of our operating performance, and believes that Adjusted EBITDA is useful to our investors because it is frequently used by securities analysts, investors and other interested parties in their evaluation of the operating performance of companies in industries similar to ours. Our management also uses Adjusted EBITDA for planning purposes, including the preparation of our annual operating budget and financial projections. Adjusted EBITDA should not be considered in isolation or as a substitute for a measure of our liquidity or operating performance prepared in accordance with U.S. GAAP, and is not indicative of net loss from operations as determined under GAAP. Adjusted EBITDA and other non-GAAP financial measures have limitations that should be considered before using these measures to evaluate our liquidity or financial performance. Adjusted EBITDA does not include certain expenses that may be necessary to review our operating results and liquidity requirements. Our definition and calculation of Adjusted EBITDA may differ from that of other companies. In addition, to facilitate the explanation of the earnings per share calculation for the three months and years ended December 31, 2014 and 2013, we are also providing a pro forma calculation reflecting conversion of our convertible preferred stock in connection with the closing of our initial public offering in April 2014.

About TriVascular Technologies, Inc. - TriVascular is a medical device company developing and commercializing innovative technologies to significantly advance minimally invasive treatment of abdominal aortic aneurysms. The company manufactures the Ovation Prime Abdominal Stent Graft System, the lowest profile FDA-approved endovascular aortic repair (EVAR) system, which utilizes a novel, polymer-based sealing mechanism. TriVascular is based in Santa Rosa, California.

Forward-Looking Statements

In addition to the historical information, this press release contains forward-looking statements with respect to our business, capital resources, strategic initiatives, financial outlook and growth. These forward-looking statements are based upon information that is currently available to us or our current expectations, speak only as of the date hereof, and are subject to numerous risks and uncertainties, including our ability to successfully commercialize our products; continued market acceptance of our endovascular aortic repair systems; our ability to manufacture our products to meet demand; the level and availability of third party payor reimbursement for our products; our ability to effectively manage our anticipated growth; our ability to protect our intellectual property rights and proprietary technologies; our ability to operate our business without infringing the intellectual property rights and proprietary technology of third parties; our ability to develop new or complementary technologies; the regulatory requirements applicable to us and our competitors; competition in our industry; additional capital and credit availability; our ability to attract and retain qualified personnel; product liability claims; and general economic and worldwide business conditions. These factors, together with those that are described in greater detail in our Form 10-Q filed with the SEC on May 15, 2014 and our other filings with the SEC, may cause our actual results, performance or achievements to differ materially and adversely from those anticipated or implied by our forward-looking statements. We expressly disclaim any obligation, except as required by law, or undertaking to update or revise any such forward-looking statements. Our results for the quarter ended December 31, 2014 are not necessarily indicative of our operating results for any future periods.

Company Contact:

Michael R. Kramer

Chief Financial Officer

(707) 543-8709

Media Contact:

Vivek K. Jayaraman

VP, Global Sales & Marketing

(707) 543-8804

vivek.jayaraman@trivascular.com

Investor Relations Contact:

Westwicke Partners

Jamar Ismail

(415) 513-1282

Jamar.ismail@westwicke.com

-- Financial Tables Follow --

TriVascular Technologies, Inc.

Consolidated Statements of Comprehensive Loss

(in thousands, except share and per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013
	(unaudited)
Revenue	$9,088	$6,235	$31,798	$19,508
Cost of goods sold	3,320	2,972	13,820	11,708
Gross profit	5,768	3,263	17,978	7,800
Operating expenses:
Sales, general and administrative	14,669	11,344	52,435	38,401
Research and development	3,625	3,701	15,544	13,294
Total operating expenses	18,294	15,045	67,979	51,695
Loss from operations	(12,526)	(11,782)	(50,001)	(43,895)
Other income (expense):
Interest expense	(1,783)	(1,631)	(7,652)	(6,386)
Interest income and other income (expense), net	(35)	74	592	172
Loss before income tax expense	(14,344)	(13,339)	(57,061)	(50,109)
Provision for income tax	147	150	312	199
Net loss	$(14,491)	$(13,489)	$(57,373)	$(50,308)

Other comprehensive (loss) income:
Change in foreign currency translation adjustment	(77)	37	(336)	103
Unrealized loss on short-term investments	(10)	--	(10)	--
Other comprehensive (loss) income	(87)	37	(346)	103
Comprehensive loss	$(14,578)	$(13,452)	$(57,719)	$(50,205)

Net loss per share, basic and diluted	$(0.72)	$(23.36)	$(3.95)	$(87.42)

Weighted average shares used to compute net loss per share, basic and diluted	20,130,304	577,560	14,519,396	575,482

Non-GAAP Financial Measures Reconciliation – Pro Forma Net Loss Per Share

To facilitate the explanation of the earnings per share calculation for the three months and years ended December 31, 2014 and 2013, we are also providing a pro forma calculation reflecting conversion of our convertible preferred stock in connection with the closing of our initial public offering in April 2014. Pro forma basic and diluted net loss per share were computed to give effect to the conversion of the convertible preferred stock which were automatically converted into common stock upon the closing of our initial public offering using the as-if converted method into common shares as though the conversion had occurred as of January 1, 2013 or the original date of issuance, if later. The following table summarizes the unaudited pro forma net loss per share (in thousands, except for share and per share data):

	Three Months Ended		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013
	(unaudited)
Numerator
Net loss	$(14,491)	$(13,489)	$(57,373)	$(50,308)
Add: Pro forma adjustment to reverse the mark-to-market adjustments attributable to the convertible preferred stock warrants	—	(28)	(633)	(144)
Pro forma net loss	$(14,491)	$(13,517)	$(58,006)	$(50,452)
Denominator
Weighted average shares used to compute net
loss per share, basic and diluted	20,130,304	577,560	14,519,396	575,482
Add: Pro forma adjustments to reflect weighted average effect of conversion of convertible preferred stock	—	10,718,448	3,314,817	10,061,881
Weighted average shares used to compute pro forma net loss per share, basic and diluted	20,130,304	11,296,008	17,834,213	10,637,363
Pro forma net loss per share, basic and diluted	$(0.72)	$(1.20)	$(3.25)	$(4.74)

Non-GAAP Financial Measures Reconciliation – EBITDA and Adjusted EBITDA

The following table presents a reconciliation of net loss to EBITDA and Adjusted EBITDA for the periods presented (in thousands):

	Three Months Ended		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013
	(unaudited)
Net Loss	$(14,491)	$(13,489)	$(57,373)	$(50,308)
Interest expense	1,783	1,631	6,937	6,386
Interest expense: recognition of unamortized discount on repayment of note payable	—	—	715	—
Provision for income taxes	147	150	312	199
Depreciation & amortization	124	158	526	1,000
EBITDA	(12,437)	(11,550)	(48,883)	(42,723)
Stock-based compensation	673	276	1,135	531
Change in value of warrants	—	(28)	(633)	(144)
Adjusted EBITDA	$(11,764)	$(11,302)	$(48,381)	$(42,336)

TriVascular Technologies, Inc.

Consolidated Balance Sheets

(in thousands, except par value and share data)

	December 31,	December 31,
	2014	2013
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$32,896	$38,108
Short-term investments	46,084	—
Accounts receivable, net	6,565	4,741
Inventories, net	8,570	7,042
Prepaid expenses and other current assets	2,932	2,435
Total current assets	97,047	52,326
Property and equipment, net	1,248	1,505
Goodwill	8,259	8,259
Other intangible assets	1,182	1,182
Other assets	797	1,428
Total assets	$108,533	$64,700

Liabilities, Convertible Preferred Stock and Stockholders’ Equity (Deficit)
Current liabilities
Accounts payable	$1,862	$1,678
Accrued liabilities and other	8,465	6,129
Total current liabilities	10,327	7,807
Notes payable	55,004	44,288
Other long term liabilities	3,629	1,413
Total liabilities	68,960	53,508
Convertible preferred stock	—	239,990
Stockholders’ equity (deficit)
Preferred stock, $0.01 par value – 5,000,000 shares authorized, 0 shares issued and outstanding at December 31, 2014.	—	—
Common stock, $0.01 par value -100,000,000 shares authorized, 20,168,069 and 580,458 shares issued and outstanding at December 31, 2014 and December 31, 2013, respectively	202	6
Additional paid-in capital	335,445	9,551
Accumulated other comprehensive (loss) income	(180)	166
Accumulated deficit	(295,894)	(238,521)
Total stockholders’ equity (deficit)	39,573	(228,798)
Total liabilities, convertible preferred stock and stockholders' equity (deficit)	$108,533	$64,700